UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

RumbleOn, Inc.

(Name of Registrant as Specified in Its Charter)

Mark Tkach

William Coulter

WJC Properties, L.L.C.

WRC-2009, L.L.C.

The WRC-98 Trust

The WRC 2021 Irrevocable Trust

Ride Now Management, LLLP

Kyle Beaird

Melvin Flanigan

Steven Pully

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

William Coulter and Mark Tkach, together with the other participants named herein (collectively, the "Participants"), have filed a preliminary proxy statement and an accompanying WHITE universal proxy card with the Securities and Exchange Commission (the "SEC") with respect to the election of directors of RumbleOn, Inc., a Nevada corporation (the "Company"), and certain proposals for the Company's 2023 annual meeting of stockholders (the "Annual Meeting"). On May 8, Mr. Coulter and Mr. Tkach issued the following press release:

PHOENIX, May 8, 2023 /PRNewswire/ -- William Coulter and Mark Tkach, who together hold approximately 32.0% of the outstanding Class B shares of common stock of RumbleOn, Inc. ("RumbleOn" or the "Company") (NASDAQ: RMBL), today provided an update to fellow stockholders about their efforts to enhance stockholder value at RumbleOn.

Below is the full text of the letter:

Dear Fellow RumbleOn Stockholders:

As you may know from our previous letter, over 32 years we built a thriving retail business, RideNow Powersports ("RideNow"). We sold RideNow in August 2021 to RumbleOn, after RumbleOn and its Chairman/CEO, Marshall Chesrown, approached us to acquire our business. The result of this transaction caused us to become substantial RumbleOn stockholders, with combined holdings of over 5.2 million shares, or 32.0% of RumbleOn Class B shares, as of April 17, 2023.

Over the past several quarters, like other long term RumbleOn stockholders, we have become increasingly disappointed in the Company’s financial results and corresponding stock price performance. We repeatedly expressed our concerns in private to the Company’s Board and CEO. Yet, their response was so inadequate that we saw no other choice than to begin a public campaign to improve the Company. It is important to note again that we are entrepreneurs who made our careers building and operating powersports dealerships. We accepted some of the consideration for our business in stock, as we believed in the vision of a combined RideNow / RumbleOn business. That vision has not yet come to fruition, in significant part due to a lack of management execution and inadequate Board oversight. A lack of independence in the boardroom has been a significant contributor to these problems.

Since initiating our campaign, we have been taking steps with the goal of maximizing value for all stockholders. We have evaluated what the existing management team has accomplished and has not accomplished since acquiring RideNow and Freedom Powersports. We have been in communication with other large stockholders to listen to their perspectives and to consider their ideas. We believe, when and if our nominees join the Board, they will need to immediately improve the Company’s strategy, its execution, its bloated cost structure and to make changes to the Board such that accountability and independence are front and center.

Given the time and cost associated with a proxy contest, and the Company’s acknowledgment in the March 16, 2023 earnings release that its business was challenged and it was a priority to improve its balance sheet, we have made good faith efforts to negotiate with the Board and its advisors in hopes of reaching a settlement. While we recognize that a settlement with the Company may not be perfectly reflective of the proposed changes that we publicly disclosed, we are willing to accept terms that will enable us to act quickly and decisively.

More specifically, we made our initial settlement proposal to the Company on March 3, 2023. We soon disclosed that proposal publicly, so that all stockholders would be aware of what we sought and how those changes would improve the Company. Incredibly, the Company did not provide a formal response to our proposal until April 10, 2023, offering to appoint Mr. Coulter to the Board, and to replace RumbleOn’s COO, Peter Levy, on the Board with an independent director chosen by the Board with Mr. Coulter’s consent, at the annual meeting. We declined that modest counteroffer, as we know first-hand from our short tenure on the Board that much more change is needed on the Board, particularly given the Company’s poor total shareholder return (TSR), weak operational performance and poor corporate governance practices.

Given the business challenges that the Company is confronting, we have continued to negotiate with Company, despite the Company frequently changing the party we have been asked to negotiate with – first outside counsel, then a tenured Board member and then an investment bank engaged by the Board, each of whom have told us that they represent the Company for purposes of these discussions. Interestingly, even though Director Shin Lee chairs the Company’s Nominating and Corporate Governance Committee, we have not had any contact with her about the possibility of new directors joining the Board.

We have had numerous settlement discussions, including the exchange of proposal terms, which are discussed in more detail in our updated preliminary proxy statement filed today with the SEC. In one of the Board’s offers, they proposed that Mr. Levy be terminated immediately as COO without cause, and also that Mr. Chesrown would begin a transition period before resigning as CEO by no later than the end of this year. We declined that offer, but we made a counter offer that we viewed as consistent with our objective of immediate Board refreshment with a majority of directors who are independent of the current Board and management team.

The Company’s most recent offer proposed leaving Michael Marchlik on the Board through the annual meeting, along with Messrs. Westfall and Chesrown and Ms. Lee, resulting in four incumbent directors and three new directors on the Board for the next two months. We are unwilling to accept that offer, as those four incumbents could delay badly needed changes at the Company and could make agreements with existing management that would be contrary to stockholders’ best interests.

We have discussed in earlier communications with stockholders the Company’s lack of urgency in addressing the operational issues, such as its rising SG&A/revenue ratio and swollen inventory levels. Our negotiations with the Company have only added to our concerns. For example, one of the Company’s prior settlement offers contemplated Mr. Chesrown moving immediately into a transition period as CEO through no later than December 31, 2023 (a change we had not sought), in exchange for his entire severance being paid at the inception of the transition period, instead of over three years, as his employment contract calls for. We calculate the cash component of this proposal (which does not include the vesting of Company stock) to be approximately $4.7 million, at a time when the Company is working with JP Morgan to improve its balance sheet. That same proposal called for the immediate termination of Mr. Levy without cause (and though not explicitly stated in the proposal, we assume implicitly called for Mr. Levy to receive his full severance benefits, consisting of significant cash and stock components).

The excessive bonus compensation which the Board awarded to Mr. Chesrown and Mr. Levy for 2022 heightens our concern about this issue. Mr. Chesrown and Mr. Levy were eligible for annual cash bonuses of up to 125% of their base salaries. At the conclusion of last year, Mr. Chesrown received a cash bonus of $658,282, 94% of his base salary, while Mr. Levy received a cash bonus of $554,845, 111% of his base salary.

In February 2023, Mr. Chesrown received a restricted stock grant (RSUs) for 190,909 shares, and Mr. Levy received RSUs for 136,364 shares. Together, these grants equal 2.0% of the Company’s currently outstanding shares. This year’s RSU grants to Mr. Chesrown and Mr. Levy were more than three times the amounts granted to them in March 2022.

This compensation was granted after the price of RumbleOn Class B shares fell 84.4% in 2022. The Company’s reported 2022 adjusted EBITDA of $120.1 million was well below its guidance of “at least $145 million,” which management reiterated to stockholders as late as August 9, 2022. Thus, as a reward for the Company’s poor performance that harmed its stockholders, RumbleOn’s top two executives were rewarded with large bonuses and far more shares than they received the previous year.

Incredibly, the Company has not disclosed the metrics by which its executives were measured or how these RSU grants and bonuses were calculated. We look forward to reading about these metrics in this year’s proxy statement.

The Board has a track record of not just questionable compensation decisions, but also of business and personal relationships with Mr. Chesrown and the Company. Nearly every incumbent “independent” director has business or personal ties to Mr. Chesrown. This, coupled with the negative trajectory of the Company since the RideNow and Freedom acquisitions and the excessive 2022 bonuses, demonstrates the Board’s inability, or unwillingness, to hold management accountable.

More specifically, Mr. Marchlik holds the important role of Chairman of the Audit Committee, which by rule must consist entirely of independent directors. He is an executive at an affiliate of B. Riley Financial, Inc. When RumbleOn acquired RideNow, a B. Riley subsidiary was RumbleOn’s financial advisor and its investment banker, garnering $17.1 million in fees during 2021. We understand that B. Riley maintained an investment banking relationship with the Company after the acquisition of RideNow.

Adam Alexander chairs the Compensation Committee, which by rule must also include only independent directors. RumbleOn spent nearly $4 million in 2022 alone on inventory management software and services provided by Bidpath Incorporated, a company owned by Mr. Alexander.

Kevin Westfall worked with Mr. Chesrown twice before joining the Board, at AutoNation in the late 1990s and at Vroom.com nearly a decade ago. We understand that the two enjoy a friendship of over 25 years.

While Mr. Levy is not considered an “independent” director for SEC and Nasdaq purposes, his seat on the Board contradicts today’s best practices of corporate governance, which call for only one insider, typically the CEO, to be on a public company board. His lack of experience at brick-and-mortar stores, and his lack of prior experience in the powersports industry, has shown prominently in the Company’s operating results. We understand that he and Mr. Chesrown also have a long friendship.

Once more, the current Board lacks the fundamental skills and experience to properly oversee RumbleOn. For example, no incumbent “independent” director has any executive experience at a retailer of powersports or similar products. No independent director holds a meaningful ownership position in RumbleOn. Moreover, no director has previously ever served on a public company board, other than at RumbleOn.

We are also concerned about the skills and experience of any new director that the current Board, or its advisors, may recommend. During settlement discussions, the Board has also identified for us certain candidates they are considering appointing to the Board. Due to a limited non-disclosure agreement that we entered into with the Company in order to learn the identity of these candidates, we are unable at this time to discuss these candidates’ individual qualifications publicly. We can say that we do not believe any are as well qualified as our nominees to sit on this Board.

Our nominees are extremely well situated and motivated to address the strategic and operational challenges confronted by RumbleOn. They bring knowledge of the powersports industry, successful C-level experience at a publicly traded retailer of recreational vehicles, and extensive experience as a public company director, often at companies dealing with meaningful debt loads. They are truly independent. All of these candidates were first identified for us by a third-party firm we retained to lead our search and vet potential candidates. We have no prior relationships with any of them. Through this process, we are convinced they are well qualified to lead the Company forward.

In closing, we are disappointed that we cannot bring news that we have reached a settlement with the Company that can bring along the change we are seeking more swiftly. However, it is important that any settlement allow the reconstituted Board to promptly put into effect the substantial changes that RumbleOn needs to stabilize the Company, execute on the strategy that began with the acquisition of RideNow and maximize value for all stockholders. If such a settlement cannot be reached, we will seek the changes that we previously disclosed at RumbleOn’s annual meeting on Friday, July 14, 2023.

Sincerely,

William Coulter

Mark Tkach

Contact information:

Bruce Goldfarb/Pat McHugh/Lisa Patel
Okapi Partners LLC
212-297-0720
Info@okapipartners.com

William Coulter and Mark Tkach, together with the other participants named herein (collectively, the “Participants”), have filed a preliminary proxy statement and an accompanying WHITE universal proxy card with the Securities and Exchange Commission (the ”SEC”) with respect to the election of directors of RumbleOn, Inc., a Nevada corporation (the “Company”), and certain proposals for the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THE PARTICIPANTS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE ANNUAL MEETING. THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATED TO THE ANNUAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are William Coulter, Mark Tkach, WJC Properties, L.L.C., WRC- 2009, L.L.C., The WRC-98 Trust, The WRC 2021 Irrevocable Trust, Ride Now Management, LLLP, Kyle Beaird, Melvin Flanigan and Steven Pully.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the election of directors of the Company and certain proposals, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other proxy materials as they are filed with the SEC.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 5,242,433 shares of Class B Common Stock, par value $0.001 per share, of the Company (“Class B Common Stock”). As of the date hereof, William Coulter beneficially owns 2,621,405 shares of Class B Common Stock, which includes 593,472 shares directly owned by The WRC 2021 Irrevocable Trust and 30,377 shares directly owned by WJC Properties, L.L.C. WRC- 2009, L.L.C. is the controlling member of WJC Properties, L.L.C., and The WRC-98 Trust is the sole member of WRC- 2009, L.L.C., and accordingly WRC- 2009, L.L.C. and The WRC-98 Trust may be deemed to beneficially own the shares directly owned by WJC Properties, L.L.C. Mr. Coulter serves as Manager or Trustee for each of these entities. As of the date hereof, Mark Tkach beneficially owns 2,621,028 shares of Class B Common Stock, and the remainder of the Participants do not beneficially own any shares of Class B Common Stock.